Vantage Drilling Company Announces Debt Retirement Update

HOUSTON, TX--(MARKET WIRE)-October 3, 2014 -- Vantage Drilling Company ("Vantage" or the "Company") (NYSE MKT-VTG) announced today that it had entered into a purchase agreement to acquire $13.4 million of its 7.875% Convertible Notes at par. Once the purchase is completed, the Company intends to retire those 7.875% Convertible Notes. This purchase is being made pursuant to the 2014 debt retirement objectives approved by the Board of Directors.

The Company had previously announced that it had a targeted debt retirement goal of $175.0 million for 2014. Management guidance provided that this goal would be achieved by $53.5 million of scheduled debt maturities and a combination of discretionary pre-payments on the Company's outstanding Term Loans and open market purchases of the Company's Senior Notes. Current market conditions have resulted in the opportunity to repurchase Convertible Notes on terms that the Company believes are attractive, as well.

As of October 2, 2014, we have already retired or entered into an agreement to purchase a total of approximately $164.9 million of our outstanding indebtedness and have $13.4 million of scheduled debt maturities remaining for the year. The debt retirement year to date has consisted of retiring approximately $82.1 million of Term Loans at par, $40.0 million of our 7.125% Senior Notes at a weighted average cost of 96.2% of par, $19.4 million of our 7.5% Senior Notes at a weighted average cost of 95.0% of par, $13.4 million of our 7.875% Convertible Notes at par and $10.0 million other. We will continue to use cash flow from operations to opportunistically retire debt.

Paul Bragg, Chairman and Chief Executive Officer, commented, "We are already approaching our 2014 debt reduction goals. The recent market volatility for debt securities has resulted in an opportunity to acquire our higher cost debt at or below par which is very beneficial to our long-term shareholders. This purchase of our Convertible Debt has the additional benefit of reducing future potential dilution to our shareholders. We intend to continue to retire debt actively, particularly when market conditions are so favorable."

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer, as well as an additional ultra-deepwater drillship, the Cobalt Explorer, now under construction, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700